UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

Ameris Bancorp

(Exact name of registrant as specified in its charter)

Georgia	001-13901	58-1456434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 First Street

Moultrie, Georgia 31768

(Address of principal executive offices)

(229) 890-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On November 18, 2010, Ameris Bancorp (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report the Company’s announcement that its wholly-owned subsidiary, Ameris Bank (the “Bank”), had entered into (i) a Purchase and Assumption Agreement dated as of November 12, 2010 with the Federal Deposit Insurance Corporation (the “FDIC”) and with the FDIC, as Receiver of Darby Bank & Trust Co., Vidalia, Georgia (“Darby”), pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Darby, and (ii) a Purchase and Assumption Agreement dated as of November 12, 2010 with the FDIC and with the FDIC, as Receiver of Tifton Banking Company, Tifton, Georgia (“Tifton”), pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Tifton.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Original Report to disclose additional information required with respect to the Darby transaction by Items 9.01(a) and (b) of Form 8-K. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Darby as described in this Amendment are based upon information as of November 12, 2010 and may be subject to change. In addition, the fair values of acquired loans and other real estate remains subject to finalization and revision by the Bank in accordance with accounting guidance on business acquisitions.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

Item 1.01	Entry into a Material Definitive Agreement.

The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 12, 2010 (the “Closing Date”), Ameris Bank (the “Bank”), a wholly-owned subsidiary of Ameris Bancorp (the “Company”), entered into that certain Purchase and Assumption Agreement (the “Darby Agreement”) by and among the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Darby Bank & Trust Co., Vidalia, Georgia (“Darby”), the Bank and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Darby (the “Darby Acquisition”). In connection with the Darby Acquisition, the Bank also acquired other real estate owned (“OREO”) as of the Closing Date.

Pursuant to the Darby Agreement, the Bank acquired approximately $637.6 million in assets, including approximately $393.3 million in loans, and also assumed approximately $442.7 million in liabilities, including approximately $387.0 million in customer deposits. The deposits were acquired with no premium, and the assets were acquired at a discount of $45.0 million. To settle the transaction, the Bank made a cash payment to the FDIC in the amount of $149.9 million, based on the differential between liabilities assumed and the assets acquired, taking into account the asset discount.

The Bank and the FDIC also have entered loss-sharing agreements that provide the Bank with significant protection against credit losses on loans and related assets acquired in the Darby Acquisition. Under these agreements, discussed in more detail below, the FDIC will, for a specified number of years, reimburse the Bank for 80% of all losses and related expenses on covered assets, primarily acquired loans and OREO.

The following discussion of assets acquired and liabilities assumed in connection with the Darby Acquisition is presented based on estimated fair values as of the Closing Date. The fair values of the assets acquired and liabilities assumed were determined as described below. These fair value estimates are based on the information available and are subject to change for up to one year after the Closing Date as additional information relative to Closing Date fair values becomes available. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Closing Date. The disclosure set forth in this Item 2.01 reflects the status of these items based on management’s current best estimate.

The Company has determined that the Darby Acquisition constitutes a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values as required by that topic. Fair values were determined based on the requirements of ASC Topic 820, Fair Value Measurements. In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities and the fair value determination of each involves significant estimates and assumptions.

Cash and due from banks

The carrying amount of these assets is a reasonable estimate of fair value based on their short term nature.

Securities available for sale

Investment securities were acquired at their fair values at pricing supplied by an independent third party investment broker.

Loans

Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, accrual status, fixed or variable interest rate, term of loan, prepayments, whether or not the loan was amortizing and a discount rate reflecting the Bank’s assessment of risk inherent in the cash flow estimates. The Bank has used the provisions of ASC 310, Loans and Debt Securities Acquired with Deteriorated Credit Quality, which applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC 310 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans which fall under the scope of this standard. As of the Closing Date, a majority of these loans were valued based on the liquidation value of the underlying collateral because the future cash flows are primarily based on the liquidation of underlying collateral.

Core deposit intangible

This intangible asset represents the value of the relationships that Darby had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

Other Real Estate Owned (OREO)

Darby has $22.0 million in fair value of OREO and foreclosed properties, which includes all real estate, other than bank premises used in bank operations, owned or controlled by Darby, including real estate acquired in settlement of loans. Properties are recorded at their estimated fair values as of the Closing Date. Fair values of OREO are determined by sales agreement or appraisal, and costs to sell are based on estimation per the terms and conditions of the sales agreement or terms customary for real estate transactions.

Estimated reimbursement from the FDIC

These loss-sharing assets are measured separately from the related loans and OREO acquired as they are not contractually embedded in the assets and are not transferable with the assets should the Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss-sharing agreements based on the expected reimbursements for losses and the applicable loss-sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures.

Other Assets, Accrued Expenses and Other Liabilities

All other assets, accrued expenses and other liabilities are recorded at Darby’s book value which was determined to approximate fair value as of the Closing Date.

Deposits

The fair values used for the demand and savings deposits that comprise the accounts acquired in the Darby Acquisition equal, by definition, the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to the interest rates embedded on such time deposits.

Other Borrowings

The fair value for other borrowings was estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Assets Acquired and Liabilities Assumed

The fair values of the assets acquired and liabilities assumed in conjunction with the Darby Acquisition as of the Closing Date are detailed in the following table (dollars in thousands):

	November 12, 2010	Avg. Maturity (years)	Effective Yield / Cost
Assets Acquired:
Cash and due from banks	$91,735
Securities available for sale	105,562	4.05	2.26%
Loans	261,340	1.90	5.95%
Other real estate owned	22,026
Estimated reimbursement from the FDIC	112,404
Core deposit intangible	1,180
Other assets	3,957

Assets acquired	598,204
Less cash paid to settle the acquisition	(149,893)

Fair value of assets acquired	$448,311

Liabilities assumed:
Deposits	$386,958	0.83	1.00%
Other Borrowings	54,418	1.47	1.03%
Other Liabilities	2,724

Fair value of liabilities assumed	444,100

Net Assets Acquired / Gained from Acquisition	$4,211

The Bank also entered into loss-sharing agreements with the FDIC that collectively cover approximately $432.1 million of assets, which consists of $389.1 million of loans (residential and commercial) and $43.0 million of OREO. Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses on covered assets. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements. Certain other assets of Darby were acquired by the Bank that are not covered by loss-sharing agreements with the FDIC. These assets include cash, marketable securities purchased at fair market value and certain other assets.

The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

The following table summarizes the assets covered by the loss-sharing agreements, the amount covered by the FDIC and the estimated fair values (dollars in thousands):

	Amounts Covered	Estimated Fair Value	Single Family Certificate (10 years for losses)	Commercial Certificate (5 years for losses)
Assets Subject to Loss Sharing:
Loans	$389,044	$261,340	$110,363	$278,681
OREO	43,026	22,026	6,858	36,168

Total	$432,070	$283,366	$117,221	$314,849

The loss-sharing agreements are subject to certain servicing procedures. The fair value of the loss-sharing agreements was recorded as an indemnification asset at an estimated fair value of $112.4 million on the Closing Date.

The foregoing summary of the Darby Agreement, including the loss-sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Darby Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on the Closing Date, the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Darby pursuant to the Darby Agreement. A narrative description of the anticipated effects of the Darby Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission.

The Darby Acquisition increased the Company’s total assets, total loans and total deposits by approximately 18%,16% and 18%, respectively, as compared to balances at September 30, 2010. The Company expects the Darby Acquisition to positively affect the Company’s operating results in several ways, as discussed below:

•	The Company believes that as the operations of Darby are deleveraged and consolidated with Ameris Bank, additional gains in the Company’s consolidated efficiency ratio will be realized.

•

The Company believes that the additional branch footprint in Savannah, Georgia will provide increased opportunities for growth and creates the only community bank with a coastal footprint in the metropolitan markets between Charleston, South Carolina and Jacksonville, Florida.

•

The Company’s acquired deposit base in Vidalia, Georgia represents a leading position in market share with a strong deposit concentration in transaction accounts. Historically, this type of deposit mix and market share have correlated very closely with higher than average operating results, and the Company believes that these excess earnings will provide the majority of the capital required to further expand the Company’s market share in Savannah, Georgia.

The Darby Acquisition was accounted for under the purchase method of accounting in accordance with generally accepted accounting principles regarding business combinations. The amount that the Company realizes on these assets could differ materially from the fair values reflected in Item 2.01 above primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss-sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss-sharing support from the FDIC.

Financial Condition

In connection with the Darby Acquisition, the Bank purchased loans with a contractual principal balance of $393.3 million, the fair value of which was estimated to be $261.3 million. The fair value of the loans acquired represented 15.86% of the Company’s gross outstanding loans as compared to balances reported at September 30, 2010.

Short-term Assets

Initially, the Darby Acquisition reduced the Company’s levels of liquidity by a net amount of $58.2 million. The Company acquired $91.7 million in total cash and due from banks before making a payment of $149.9 million to settle the transaction with the FDIC.

Investment Securities Available for Sale

The following table reflects the acquired investment securities available for sale as of the Closing Date (dollars in thousands):

Issuer	Estimated Fair Value	Average Yield	Average Life
GNMA CMO	$62,466	2.74%	5.23
FHLB Agency	23,046	0.42%	1.13
FHLMC Agency	4,030	2.70%	2.69
FNMA Agency	4,001	1.37%	0.02
FNMA MBS	3,644	2.68%	3.16
Tax-free Municipal	2,843	5.89%	9.64
Corporates	1,070	4.79%	6.83
GNMA MBS	259	1.44%	2.91
FHLB Stock	4,203

Total	$105,562	2.26%	4.05

The acquired portfolio increased the Company’s investment securities by approximately 44.72% when compared to balances reported at September 30, 2010. The yields of the securities shown in the preceding table are lower than might be expected due to the majority of the bonds being callable in short periods subsequent to the Darby Acquisition.

Loans

Loans acquired amounted to approximately 15.86% of the Company’s gross loans reported at September 30, 2010. The following table presents information regarding the loan portfolio acquired on November 12, 2010 at fair value (dollars in thousands):

	Loans With Deterioration of Credit Quality	Loans Without a Deterioration of Credit Quality	Total Loans, at Fair Value
Commercial, industrial, agricultural	$5,379	$11,891	$17,270
Real estate – residential	50,499	35,826	86,325
Real estate – commercial & farmland	61,474	55,271	116,745
Construction & development	21,800	15,571	37,371
Consumer	666	2,963	3,629

	$139,818	$121,522	$261,340

The acquired portfolio contained both fixed and variable rate loans. The following table provides information about the portfolio according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value amounts with:
	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Commercial, industrial, agricultural	$17,270	6.23%	1.23	$9,592	$7,678
Real estate – residential	86,325	5.63%	1.82	38,704	47,621
Real estate – commercial & farmland	116,745	6.31%	2.46	63,559	53,186
Construction & development	37,371	5.79%	1.03	12,798	24,573
Consumer	3,629	4.64%	1.44	3,318	311

	$261,340	5.95%	1.90	$127,971	$133,369

Because a significant percentage of the acquired portfolio shows some deterioration of credit quality, management does not believe that the average contractual maturity or average contractual rate are reliable measures with respect to gauging the performance on the acquired loan portfolio. It is likely that many of the acquired loans will reach a resolution before their contractual maturity and may cease paying interest in the periods preceding such resolution.

Other Real Estate Owned

The Company acquired $22.03 million of OREO in connection with the Darby Acquisition. This represented 27.76% of the Company’s balance of OREO at September 30, 2010. The Company was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of purchase. Losses on OREO are covered by the Company’s loss-sharing agreement with the FDIC. The following table summarizes foreclosed property by type as of the Closing Date (at fair value and in thousands):

Real estate – residential	$5,257
Real estate – commercial & farmland	$13,232
Real estate – construction & development	3,537

$22,026

Deposits

The Bank assumed approximately $387.0 million in deposits based on estimated fair values. This amount represented approximately 18.44% when compared to the Bank’s total deposits of $2.1 billion at September 30, 2010.

The various types of deposit accounts assumed as of the Closing Date are summarized below (dollars in thousands):

	November 12, 2010
	Estimated Fair Value	Weighted Average Contractual Cost	Weighted Average Effective Cost
Checking	$45,712	0.00%	0.00%
NOW & MMDA	79,486	0.76%	0.60%
Savings	8,446	0.49%	0.49%
CDs	253,314	3.18%	1.33%

Total	$386,958	2.25%	1.00%

As of Closing Date, the scheduled maturities of time deposits with balances of more than $100,000 were as follows (dollars in thousands):

November 12, 2010
Scheduled Maturities:	Estimated Fair Value
0 - 3 Months	$14,449
3 - 6 Months	15,738
6 - 12 Months	27,641
Over 1 Year	104,697

Total	$162,525

A majority of the time deposits acquired were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposit without a penalty for early withdrawal. Through December 31, 2010, approximately 62.5% of the repriced deposit accounts had been redeemed without penalty. The following table summarizes information about the acquired time deposits (dollars in thousands):

	Balance	Contractual Cost	Adjusted Cost	% Deemed Out of Market
0 - 3 months	$30,472	2.48%	2.29%	7.3%
3 - 6 months	28,040	2.31%	1.70%	28.7%
6 - 12 months	43,314	2.40%	1.69%	33.2%
over 1 year	151,488	3.71%	0.96%	59.6%

Total	$253,314	3.18%	1.33%	45.4%

In its assumption of the deposit liabilities, the Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. The Bank determined the estimated fair value of the core deposit intangible to be approximately $1.2 million, which will be amortized utilizing the straight line method over an estimated economic life of five years. The Company believes that the economic life of the deposit intangible will be greater due to the fact that the acquired branches are in close proximity to Ameris’ current markets and that many of Darby’s customers are familiar with the Ameris brand.

Future amortization of this core deposit intangible asset over the shorter economic life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Other Borrowings

The Company assumed approximately $54.4 million in other borrowings based on estimated fair values. For comparative purposes, the Company had $13.2 million of securities sold under agreements to repurchase and did not have any other borrowings outstanding at September 30, 2010. The various types of borrowings assumed as of the Closing Date are summarized below (dollars in thousands):

	November 12, 2010
	Estimated Fair Value	Weighted Average Effective Cost	Weighted Average Maturity (years)
Advanced from the Federal Home Loan Bank	$43,636	1.03%	1.44
Securities sold under agreements to repurchase	10,782	1.03%	1.62

Total	$54,418	1.03%	1.47

Accrued Interest Payable and Other Liabilities

The Company acquired approximately $2.7 million of accrued interest payable and other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

The Company from time to time becomes aware of acquisition opportunities and performs various types of reviews and analyses to determine their impact on the Company’s operating results, cash flows and risk profile. The Darby Acquisition was attractive to the Company for a variety of reasons, including the following:

•	Gaining significant market share position in a new market where the deposit mix is concentrated in transaction accounts and long-term deposit relationships;

•	Attractiveness in the pricing of the acquired loan portfolios, including the indemnification assets;

•	The ability to utilize the Company’s relatively inexpensive funding sources to replace lost liquidity at Darby in connection with the planned run-off of out-of-market deposits;

•	The ability to quickly reduce redundancies and gain additional efficiencies related to the Company’s corporate functions;

•	The reduction of credit risk through FDIC loss-sharing agreements; and

•

The relatively small size of Darby (based on the number of accounts and total assets) provided less operational risk and less potential for Company management to be materially distracted from existing day-to-day challenges.

The Darby Acquisition had an immediate accretive impact on the Company’s financial results as it recognized an after-tax gain of approximately $2.7 million in connection with the transaction. The gain resulted from the Company’s determination that the fair value of the assets acquired exceeded the fair value of the liabilities assumed. The Company’s bid to acquire the assets included a discount of approximately $45.0 million, and the Company paid the FDIC $149.9 million in cash to settle the transaction.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss-sharing agreements and the related discounts reflected in the estimated fair value of these assets as of the Closing Date. In accordance with the provisions of accounting for loans with evidence of credit deterioration, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets as of the Closing Date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest as of the Closing Date, appropriate adjustments to the fair values as of the Closing Date will be recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The accounting guidance for loans with evidence of deterioration of credit quality since origination applies to a loan, for which it is probable at acquisition, that the investor will be unable to collect all contractually-required payments receivable. This accounting guidance prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. As of the Closing Date, the preliminary estimate of the contractual receivable amounts was $266.7 million with non-accretable differences (credit quality discounts) of $98.1 million, and the estimated fair value of the loans was $139.8 million, net of accretable yield adjustments totaling $28.8 million. These amounts were determined based upon the estimated prepayments, expected credit losses and market liquidity and interest rates.

The loss-sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short term and the long term. In the short term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss-sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss-sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-sharing agreements to make payments over time. As the loss-sharing agreements cover up to a ten-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity

Initially, the Darby Acquisition reduced the Company’s liquidity reserves because of the cash payment required to settle the transaction totaling $149.9 million. This payment was partially offset by the acquisition of cash, due from banks and short-term assets acquired in the transaction totaling $91.7 million. In addition, the Company believes that the average life of the indemnification asset representing the FDIC’s protection from planned losses is approximately 24 months. As this receivable is collected over the coming periods, the Company believes the liquidity impact of Darby to be negligible.

Capital Resources

At September 30, 2010, the Company and the Bank were considered “well-capitalized” based on a calculation of relevant regulatory capital ratios as shown below:

	Previous quarter ended September 30, 2010
	Ameris Bancorp	Ameris Bank	Well- Capitalized Requirement
Total capital (to risk weighted assets)	19.81%	19.01%	10%
Tier 1 Capital (to risk weighted assets)	18.55%	17.75%	6%
Tier 1 leverage capital	12.42%	12.01%	5%

	As of the Acquisition date November 12, 2010
	Ameris Bancorp	Ameris Bank	Well- Capitalized Requirement
Total capital (to risk weighted assets)	18.77%	18.28%	10%
Tier 1 Capital (to risk weighted assets)	17.43%	16.94%	6%
Tier 1 leverage capital	10.06%	9.79%	5%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) are the audited consolidated financial statements of DBT Holding Company and Subsidiaries as of and for the year ended December 31, 2009. Darby was a wholly-owned subsidiary of DBT Holding Company as of such date and represented substantially all of the assets, liabilities and operations of DBT Holding Company as of and for the year ended December 31, 2009. As a percentage of the respective amounts shown on the attached consolidated financial statements of DBT Holding Company and Subsidiaries, Darby’s assets constituted 99.8% of the total assets shown, Darby’s liabilities constituted 98.6% of the total liabilities shown and Darby’s net loss represented 99.1% of the net loss reported.

Attached hereto as Exhibit 99.3 and incorporated by reference into this Item 9.01(a) are unaudited interim financial statements of Darby as of and for the nine months ended September 30, 2010.

(b) Pro Forma Financial Information.

In connection with the Darby Acquisition, the Bank entered into loss-sharing agreements with the FDIC. Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of all losses.

The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements.

The loss-sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss-sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

Based on the above, the Company believes that the Darby Acquisition is a “significant acquisition” in connection with which federal financial assistance or guarantees are an essential part of the transaction or the nature and magnitude of federal assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of future operations.

Because the Company believes that the continuity of Darby’s operations is substantially lacking after the Darby Acquisition for the reasons stated above, no additional information regarding Darby is being provided under this Item 9.01(b). Because of the lack of continuity and the loss-sharing agreements, the Company also believes that the historical financial statements required by Item 9.01(a) of Form 8-K (Exhibits 99.2 and 99.3 hereto) are not indicative of the Darby Acquisition.

(d) Exhibits.

2.1	Purchase and Assumption Agreement dated as of November 12, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Darby Bank & Trust Co., Vidalia, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

2.2	Purchase and Assumption Agreement dated as of November 12, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Tifton Banking Company, Tifton, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

23.1	Consent of Hancock Askew & Co., LLP. (2)

99.1	Press Release dated November 12, 2010. (1)

99.2	Audited consolidated financial statements of DBT Holding Company and Subsidiaries, as of and for the year ended December 31, 2009. (2)

99.3	Unaudited financial statements of Darby Bank & Trust Company, as of and for the nine months ended September 30, 2010. (2)

(1)	Previously filed with the Filing of the Original Report.

(2)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ DENNIS J. ZEMBER JR.
Dennis J. Zember Jr.,
Executive Vice President and Chief Financial Officer
(principal accounting and financial officer)

Dated: January 28, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Purchase and Assumption Agreement dated as of November 12, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Darby Bank & Trust Co., Vidalia, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

2.2	Purchase and Assumption Agreement dated as of November 12, 2010 by and among the Federal Deposit Insurance Corporation, Receiver of Tifton Banking Company, Tifton, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

23.1	Consent of Hancock Askew & Co., LLP. (2)

99.1	Press Release dated November 12, 2010. (1)

99.2	Audited consolidated financial statements of DBT Holding Company and Subsidiaries, as of and for the year ended December 31, 2009. (2)

99.3	Unaudited financial statements of Darby Bank & Trust Company, as of and for the nine months ended September 30, 2010. (2)

(1)	Previously filed with the filing of the Original Report.
(2)	Filed herewith.